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                            EXHIBIT (11)(a)


                   Consent of KPMG Peat Marwick LLP

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                           AUDITOR'S CONSENT

The Board of Trustees of
  BB&T Mutual Funds Group

We consent to the use of our report included herein dated November 8, 1996 for the BB&T Mutual Funds Group U.S. Treasury Money Market Fund, Short-Intermediate U.S. Government Income Fund, Intermediate U.S. Government Bond Fund, North Carolina Intermediate Tax-Free Fund, Growth and Income Stock Fund, Balanced Fund and Small Company Growth Fund, as of September 30, 1996 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP

Columbus, Ohio
December 18, 1996